                                                            Exhibit 1(A1)(e)

RESOLUTION APPROVING CREATION OF ADDITIONAL SUBACCOUNTS OF PROVIDENT MUTUAL VARIABLE SEPARATE ACCOUNT.


     WHEREAS, the Executive Committee of the Board of Directors of Provident Mutual Life Insurance Company ("PMLIC") established the PROVIDENT MUTUAL VARIABLE SEPARATE ACCOUNT (the "Account") on June 7, 1993 pursuant to the provisions of Section 406.2 of the Pennsylvania Insurance Code, the subaccounts of which are available under variable life insurance policies issued by PMLIC (the "Policies"); and

     WHEREAS, the Board of Directors of PMLIC subsequently added seven subaccounts to the Account on February 7, 1994, for a total of thirteen subaccounts; and

     WHEREAS, on October 5, 1995, the Board of Directors added five additional subaccounts, for a total of eighteen subaccounts; and

     WHEREAS, PMLIC now desires to terminate the five subaccounts created on October 5, 1995; and

     WHEREAS, PMLIC now desires to establish three additional subaccounts, each of which will invest in shares of a designated mutual fund portfolio and to which net premiums under the Policies shall be allocated in accordance with instructions received from owners of such Policies;

     NOW, BE IT RESOLVED, that PMLIC, pursuant to the provisions of Section
406.2 of the Pennsylvania Insurance Code, hereby does establish and create the following additional investment Subaccounts of the Account: THE ALGER SMALL CAPITALIZATION SUBACCOUNT; THE FIDELITY CONTRAFUND SUBACCOUNT; AND THE VAN ECK WORLDWIDE EMERGING MARKETS SUBACCOUNT.

     FURTHER RESOLVED, that PMLIC hereby does terminate the following investment Subaccounts of the Account, none of which have been made available to policyholders nor funded by PMLIC: THE OFFITBANK VIF- HIGH YIELD SUBACCOUNT; THE OFFITBANK VIF- INVESTMENT GRADE GLOBAL DEBT SUBACCOUNT; THE OFFITBANK VIF-EMERGING MARKETS SUBACCOUNT; THE OFFITBANK VIF- GLOBAL CONVERTIBLE SUBACCOUNT; AND THE OFFITBANK VIF- TOTAL RETURN SUBACCOUNT.

     FURTHER RESOLVED, that the President or a Vice President be, and hereby are, authorized to take all necessary and appropriate action to enter into agreements for the sale of shares and to take such other actions and execute such other agreements as they deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.